Exhibit 99

                    Carolina National Bank and Trust Company
  Names Jack McElveen Jr. Executive Vice President and Chief Operating Officer


Columbia, South Carolina -- February 14, 2007: Carolina National Bank today announced the naming of Jack McElveen Jr. to the newly created position of Executive Vice President and Chief Operating Officer. McElveen has served as Chief Credit Officer for the bank since it opened in 2002.

"This action strengthens our infrastructure to position the bank to support superior customer service and continued growth as well as enhance shareholder value," said Roger B. Whaley, President and Chief Executive Officer.

McElveen has been in banking for more than two decades. He has worked with the former Bankers Trust and First Union in credit and community lending, and was Mid-Atlantic Sales Manager for First Union before joining Carolina National. He is a graduate of Clemson University with a bachelor's degree in financial management and has passed the CPA exam.

McElveen will have overall responsibility for all aspects of the commercial and retail departments as well as credit policy. He will be setting sales production goals, helping develop marketing strategies, and will be responsible for the growth and mix of loans and deposits, and customer satisfaction. He will also be involved in the development of the bank's long-range strategic plan, Whaley said.

Whaley said McElveen's promotion will provide a healthy boost to Carolina National's ongoing commitment to premier customer service, customer products, and overall customer satisfaction. "We have solid planning behind this move," he said. "The change strengthens our organization and allows us to continue to concentrate on being responsive to our customers' needs."

Carolina National, which opened for business in July, 2002, nearly tripled its earnings from 2005 to 2006. At year-end, the bank reported $208.9 million in assets, with earnings of $1.9 million, an increase of 198 percent over 2005's earnings of $647 million.

 Carolina National's employees have over 300 years of banking experience among them, and Whaley said the reorganization will provide more resources and support for staff. "This allows us to continue to concentrate on the safe and fast growth of our organization," he said.

The bank has 45 fulltime employees in the greater Columbia, SC area and opened its fourth full service branch in October 2006 on Garners Ferry Road. Carolina National Bank plans to expand into Lexington County during 2007.

Additional information about Carolina National Bank is available on our website at www.carolinanationalbank.com.

Carolina National Bank and Trust Company is a wholly-owned subsidiary of Carolina National Corporation (NASDAQ: CNCP).

For more information contact:      Roger B. Whaley
                                      President & CEO

                                      803-779-0411